Exhibit 99

GORMAN-RUPP REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

Mansfield, Ohio – October 25, 2024 – The Gorman-Rupp Company (NYSE: GRC) reports financial results for the third quarter ended September 30, 2024.

Third Quarter 2024 Highlights

●	Net sales of $168.2 million increased 0.4%, or $0.7 million, compared to the third quarter of 2023
●	Third quarter net income was $12.9 million, or $0.49 per share, compared to net income of $9.0 million, or $0.34 per share, for the third quarter of 2023
●	Gross margin improved 260 basis points
●	Interest expense decreased $2.7 million or 25.9% primarily due to debt refinanced in the second quarter of 2024
●	Adjusted EBITDA[1] of $32.0 million for the third quarter of 2024 increased $1.5 million, or 5.1%, from $30.5 million for the same period in 2023
●	Jeffrey S. Gorman will transition from Executive Chairman to Chairman of the Board effective January 3, 2025

Net sales for the third quarter of 2024 were $168.2 million compared to net sales of $167.5 million for the third quarter of 2023, an increase of 0.4% or $0.7 million. The increase in sales was due to the impact of pricing increases taken in the first quarter of 2024 partially offset by a decrease in volume.

Sales increased $5.4 million in the municipal market due to domestic flood control and wastewater projects related to increased infrastructure investment, $2.3 million in the repair market also related to domestic flood control and wastewater projects, $1.8 million in the OEM market primarily related to computer cooling, and $1.2 million in the petroleum market primarily driven by increased international refueling applications. These increases were offset by a sales decrease of $4.4 million in the fire suppression market primarily resulting from backlog returning to more normal levels. Fire suppression sales in 2023 were up significantly compared to 2022 as the Company was working to return backlog and lead times to normal levels, which resulted in higher 2023 sales and a tougher year-over-year comparison for 2024. Sales for the third quarter of 2024 also decreased $3.8 million in the industrial market and $1.1 million in the construction market due to slower construction activity and $0.7 million in the agriculture market primarily driven by a significant decline in farm income.

Gross profit was $52.7 million for the third quarter of 2024, resulting in gross margin of 31.3%, compared to gross profit of $48.1 million and gross margin of 28.7% for the same period in 2023. The 260 basis point increase in gross margin included a 240 basis point improvement in cost of material, which consisted of a reduction in LIFO2 expense of 40 basis points and a 200 basis point improvement from the realization of selling price increases. The increase in gross margin also included a 20 basis point improvement on labor and overhead leverage.

Selling, general and administrative (“SG&A”) expenses were $25.7 million and 15.3% of net sales for the third quarter of 2024 compared to $23.2 million and 13.9% of net sales for the same period in 2023. SG&A expenses increased due to payroll and payroll related costs, including healthcare costs, as well as increased selling activity.

Operating income was $23.9 million for the third quarter of 2024, resulting in an operating margin of 14.2%, compared to operating income of $21.9 million and operating margin of 13.1% for the same period in 2023. Operating margin in the third quarter of 2024 increased 110 basis points compared to the same period in 2023 primarily due to improved cost of material, partially offset by increased SG&A expenses.

Interest expense was $7.8 million for the third quarter of 2024 compared to $10.5 million for the same period in 2023. The decrease in interest expense was due primarily to a series of refinancing transactions the Company completed on May 31, 2024.

Net income was $12.9 million, or $0.49 per share, for the third quarter of 2024 compared to net income of $9.0 million, or $0.34 per share, in the third quarter of 2023.

Adjusted EBITDA1 was $32.0 million and 19.0 % of sales for the third quarter of 2024 compared to $30.5 million and 18.2% of sales for the third quarter of 2023.

Year to date 2024 Highlights

●	Net sales of $496.9 million decreased 0.4%, or $2.0 million, compared to 2023
●	Net income was $29.1 million, or $1.11 per share, compared to net income of $26.0 million, or $0.99 per share, in 2023
o	Adjusted earnings per share[1] for 2024 and 2023 were $1.33 and $1.02, respectively
●	Adjusted EBITDA[1] of $95.6 million for 2024 increased $3.0 million, or 3.3%, from $92.6 million in 2023
●	Total debt, net of cash, decreased $37.6 million further improving leverage

Net sales for the first nine months of 2024 were $496.9 million compared to net sales of $498.9 million for the first nine months of 2023, a decrease of 0.4% or $2.0 million. The decrease in sales was due to a decrease in volume partially offset by the impact of pricing increases taken in the first quarter of 2024.

Sales increased $14.8 million in the municipal market due to domestic flood control and wastewater projects related to increased infrastructure investment, $3.5 million in the repair market also related to domestic flood control and wastewater projects, $3.2 million in the OEM market primarily related to computer cooling, and $1.9 million in the petroleum market primarily driven by increased international refueling applications. Offsetting these increases was a decrease of $16.5 million in the fire suppression market primarily resulting from backlog returning to more normal levels. Fire suppression sales in 2023 were up significantly compared to 2022 as the Company was working to return backlog and lead times to normal levels, which resulted in higher 2023 sales and a tougher year-over-year comparison for 2024. Fire suppression incoming orders for the first nine months of 2024 were up 3.5% when compared to the first nine months of 2023. Sales for the first nine months of 2024 also decreased $4.8 million in the industrial market, and $1.1 million in the construction market due to slower construction activity, and $3.0 million in the agriculture market primarily driven by significant declines in farm income.

Gross profit was $155.1 million for the first nine months of 2024, resulting in gross margin of 31.2%, compared to gross profit of $145.3 million and gross margin of 29.1% for the same period in 2023. The 210 basis point increase in gross margin included a 250 basis point improvement in cost of material, which consisted of a reduction in LIFO2 expense of 60 basis points, a favorable impact of 20 basis points related to the amortization of acquired Fill-Rite customer backlog which occurred in 2023 and did not reoccur in 2024, and a 170 basis point improvement from the realization of selling price increases. These improvements were partially offset by a 40 basis point increase in labor and overhead expenses as a percent of sales.

SG&A expenses were $75.5 million and 15.2% of net sales for the first nine months of 2024 compared to $70.7 million and 14.2% of net sales for the same period in 2023. SG&A expenses for the first nine months of 2024 included $1.3 million of refinancing transaction costs and a $1.1 million gain on the sale of a fixed asset. SG&A expenses increased due to payroll and payroll related costs, including healthcare costs, as well as increased selling activity.

Operating income was $70.4 million for the first nine months of 2024, resulting in an operating margin of 14.2%, compared to operating income of $65.3 million and operating margin of 13.1% for the same period in 2023. Operating margin in the first nine months of 2024 increased 110 basis points compared to the same period in 2023 primarily due to improved cost of material, partially offset by increased labor, overhead, and SG&A expenses.

Interest expense was $26.9 million for the first nine months of 2024 compared to $31.1 million for the same period in 2023. The decrease in interest expense was due primarily to a series of debt refinancing transactions the Company completed on May 31, 2024. In addition to reducing interest expense, the refinancing also extended and staggered the Company’s debt maturities. The Company upsized, amended, and extended the existing Senior Term Loan Facility from $350.0 million to $370.0 million, amended and extended the existing $100.0 million revolving Credit Facility, and issued $30.0 million in new 6.40% Senior Secured Notes. The proceeds from these transactions, as well as $10.0 million of cash on hand, were used to retire the Company’s $90.0 million unsecured Subordinated Credit Facility.

Other income (expense), net was $6.7 million of expense for the first nine months of 2024 compared to $1.4 million of expense for the same period in 2023. Other expense for the first nine months of 2024 included a $4.4 million write-off of unamortized previously deferred debt financing fees and a $1.8 million prepayment fee related to the early retirement of the unsecured Subordinated Credit Facility.

Net income was $29.1 million, or $1.11 per share, for the first nine months of 2024 compared to net income of $26.0 million, or $0.99 per share, for the first nine months of 2023. Adjusted earnings per share1 for the first nine months of 2024 were $1.33 per share compared to $1.02 per share for the first nine months of 2023.

Adjusted EBITDA1 was $95.6 million and 19.2% of net sales for the first nine months of 2024 compared to $92.6 million and 18.6% of net sales for the first nine months of 2023.

The Company’s backlog of orders was $207.8 million at September 30, 2024 compared to $237.5 million at September 30, 2023 and $218.1 million at December 31, 2023. Incoming orders for the first nine months of 2024 were $496.1 million, or an increase of 4.1%, compared to the same period in 2023.

Net cash provided by operating activities for the first nine months of 2024 was $60.6 million compared to $71.7 million for the same period in 2023 with the decrease driven by working capital needs. Capital expenditures for the first nine months of 2024 were $10.3 million and consisted primarily of machinery and equipment.  Capital expenditures for the full-year 2024 are presently planned to be approximately $18 - $20 million.  Total debt, net of cash, decreased $37.6 million during the first nine months of 2024.

Scott A. King, President and CEO commented, “We continued to achieve gross margin and earnings improvement despite a nominal increase in sales compared to last year.  In addition to the improvement in gross margin, interest expense in the third quarter decreased significantly from last year due to the refinancing transactions we completed during the second quarter.  As a result of these improvements, we saw a 44% increase in earnings over last year.   Our operating results allowed us to improve our debt, net of cash, by $20 million during the quarter, further improving leverage.  Our year-to-date incoming orders are exceeding last year’s pace and are up just over 4%.  As expected, we reduced our backlog during the quarter, however our backlog still remains at healthy levels as we head into the fourth quarter.”

Jeffrey S. Gorman transition to Chairman of the Board

Effective January 3, 2025, his 47th anniversary of working for Gorman-Rupp, Jeffrey S. Gorman, age 72, will transition from Executive Chairman of the Board to Chairman of the Board.  In his new role as Chairman of the Board, Mr. Gorman will continue to provide valuable insights and governance oversight while working closely with the Board of Directors and the executive team in supporting the Company’s long-term strategic objectives.

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire suppression, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

(1) Non-GAAP Information

This release includes certain non-GAAP financial data and measures such as adjusted earnings, adjusted earnings per share, and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”).  Adjusted earnings is earnings excluding amortization of customer backlog, write-off of unamortized previously deferred debt financing fees, and refinancing costs. Adjusted earnings per share is earnings per share excluding amortization of customer backlog per share, write-off of unamortized previously deferred debt financing fees per share, and refinancing costs per share. Adjusted earnings before interest, taxes, depreciation and amortization is net income (loss) excluding interest, taxes, depreciation and amortization, adjusted to exclude amortization of customer backlog, write-off of unamortized previously deferred debt financing fees, refinancing costs, and non-cash LIFO2 expense. Management utilizes these adjusted financial data and measures to assess comparative operations against those of prior periods without the distortion of non-comparable factors. The inclusion of these adjusted measures should not be construed as an indication that the Company’s future results will be unaffected by unusual or infrequent items or that the items for which the Company has made adjustments are unusual or infrequent or will not recur. Further, the impact of the LIFO2 inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO2 and depending upon which method they may elect. The Gorman-Rupp Company believes that these non-GAAP financial data and measures also will be useful to investors in assessing the strength of the Company’s underlying operations and liquidity from period to period. These non-GAAP financial measures are not intended to replace GAAP financial measures, and they are not necessarily standardized or comparable to similarly titled measures used by other companies. Provided later in this release is a reconciliation of adjusted earnings, adjusted earnings per share, and adjusted EBITDA to their respective corresponding GAAP financial measures, which includes descriptions of actual adjustments made in the current period and the corresponding prior period.

(2) LIFO Inventory Method

The majority of the Company’s inventories are valued on the last-in, first-out (LIFO) method and stated at the lower of cost or market. Current cost approximates replacement cost, or market, and LIFO cost is determined at the end of each fiscal year based on inventory levels on-hand at current replacement cost and a LIFO reserve. The Company uses the simplified LIFO method, under which the LIFO reserve is determined utilizing the inflation factor specified in the Producer Price Index for Machinery and Equipment – Pumps, Compressors and Equipment, as published by the U.S. Bureau of Labor Statistics. Interim LIFO calculations are based on management’s estimate of the expected year-end inflation index and, as such, are subject to adjustment each quarter. When inflation increases, the LIFO reserve and non-cash expense increase.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such uncertainties include, but are not limited to, our estimates of future earnings and cash flows, general economic conditions and supply chain conditions and any related impact on costs and availability of materials, integration of the Fill-Rite business in a timely and cost effective manner, retention of supplier and customer relationships and key employees, the ability to achieve synergies and cost savings in the amounts and within the time frames currently anticipated and the ability to service and repay indebtedness incurred in connection with the transaction. Other factors include, but are not limited to: company specific risk factors including (1) loss of key personnel; (2) intellectual property security; (3) acquisition performance and integration; (4) the Company’s indebtedness and how it may impact the Company’s financial condition and the way it operates its business; (5) general risks associated with acquisitions; (6) the anticipated benefits from the Fill-Rite transaction may not be realized; (7) impairment in the value of intangible assets, including goodwill; (8) defined benefit pension plan settlement expense; (9) risk of reserve and expense increases resulting from the LIFO2 inventory method; and (10) family ownership of common equity; and general risk factors including (11) continuation of the current and projected future business environment; (12) highly competitive markets; (13) availability and costs of raw materials and labor; (14) cybersecurity threats; (15) compliance with, and costs related to, a variety of import and export laws and regulations; (16) environmental compliance costs and liabilities; (17) exposure to fluctuations in foreign currency exchange rates; (18) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (19) changes in our tax rates and exposure to additional income tax liabilities; and (20) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company

Condensed Consolidated Statements of Income (Unaudited)

(thousands of dollars, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Net sales	$168,182	$167,456	$496,963	$498,946
Cost of products sold	115,521	119,322	341,828	353,631
Gross profit	52,661	48,134	155,135	145,315
Selling, general and administrative expenses	25,675	23,233	75,494	70,664
Amortization expense	3,101	3,026	9,278	9,398
Operating income	23,885	21,875	70,363	65,253
Interest expense	(7,766)	(10,475)	(26,886)	(31,147)
Other income (expense), net	(59)	(416)	(6,662)	(1,385)
Income before income taxes	16,060	10,984	36,815	32,721
Provision for income taxes	3,141	2,006	7,677	6,746
Net income	$12,919	$8,978	$29,138	$25,975

Earnings per share	$0.49	$0.34	$1.11	$0.99

The Gorman-Rupp Company

Condensed Consolidated Balance Sheets (Unaudited)

(thousands of dollars, except share data)

	September 30,	December 31,
	2024	2023
Assets

Cash and cash equivalents	$39,701	$30,518
Accounts receivable, net	88,350	89,625
Inventories, net	101,781	104,156
Prepaid and other	10,806	11,812
Total current assets	240,638	236,111
Property, plant and equipment, net	133,619	134,872
Other assets	23,871	24,841
Goodwill and other intangible assets, net	485,346	494,534
Total assets	$883,474	$890,358

Liabilities and shareholders' equity

Accounts payable	$26,242	$23,277
Current portion of long-term debt	18,500	21,875
Accrued liabilities and expenses	55,773	55,524
Total current liabilities	100,515	100,676
Pension benefits	7,754	11,500
Postretirement benefits	22,717	22,786
Long-term debt, net of current portion	362,489	382,579
Other long-term liabilities	22,665	23,358
Total liabilities	516,140	540,899
Shareholders' equity	367,334	349,459
Total liabilities and shareholders' equity	$883,474	$890,358

Shares outstanding	26,227,540	26,193,998

The Gorman-Rupp Company

Condensed Consolidated Statements of Cash Flows (Unaudited)

(thousands of dollars, except share data)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net income	$29,138	$25,975
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,973	21,196
LIFO expense	3,445	6,414
Pension expense	1,989	2,426
Stock based compensation	3,025	2,335
Contributions to pension plans	(4,510)	(2,250)
Amortization of debt issuance fees	6,110	2,247
Gain on sale of property, plant, and equipment	(1,021)	-
Other	296	1,282
Changes in operating assets and liabilities:
Accounts receivable, net	1,426	(6,515)
Inventories, net	(921)	656
Accounts payable	2,885	230
Commissions payable	(3,875)	(531)
Deferred revenue and customer deposits	(2,833)	2,053
Income taxes	670	2,186
Accrued expenses and other	(1,894)	5,499
Benefit obligations	5,671	8,456
Net cash provided by operating activities	60,574	71,659
Cash flows from investing activities:
Capital additions	(10,309)	(16,917)
Proceeds from sale of property, plant, and equipment	2,278	-
Other	-	608
Net cash used for investing activities	(8,031)	(16,309)
Cash flows from financing activities:
Cash dividends	(14,157)	(13,732)
Treasury share repurchases	(267)	(1,028)
Proceeds from bank borrowings	400,000	5,000
Payments to banks for borrowings	(428,375)	(33,125)
Debt issuance fees	(746)	-
Other	(86)	(519)
Net cash used for financing activities	(43,631)	(43,404)
Effect of exchange rate changes on cash	271	(540)
Net increase in cash and cash equivalents	9,183	11,406
Cash and cash equivalents:
Beginning of period	30,518	6,783
End of period	$39,701	$18,189

The Gorman-Rupp Company

Non-GAAP Financial Information

(thousands of dollars, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Adjusted earnings:
Reported net income – GAAP basis	$12,919	$8,978	$29,138	$25,975
Amortization of acquired customer backlog	-	-	-	857
Write-off of unamortized previously deferred debt financing fees	-	-	3,506	-
Refinancing costs	-	-	2,413	-
Non-GAAP adjusted earnings	$12,919	$8,978	$35,057	$26,832

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Adjusted earnings per share:
Reported earnings per share – GAAP basis	$0.49	$0.34	$1.11	$0.99
Amortization of acquired customer backlog	-	-	-	0.03
Write-off of unamortized previously deferred debt financing fees	-	-	0.13	-
Refinancing costs	-	-	0.09	-
Non-GAAP adjusted earnings per share	$0.49	$0.34	$1.33	$1.02

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Adjusted earnings before interest, taxes, depreciation and amortization:
Reported net income – GAAP basis	$12,919	$8,978	$29,138	$25,975
Interest expense	7,766	10,475	26,886	31,147
Provision for income taxes	3,141	2,006	7,677	6,746
Depreciation and amortization expense	6,884	7,038	20,973	21,196
Non-GAAP earnings before interest, taxes, depreciation and amortization	30,710	28,497	84,674	85,064

Amortization of acquired customer backlog	-	-	-	1,085
Write-off of unamortized previously deferred debt financing fees	-	-	4,438	-
Refinancing costs	-	-	3,055	-
Non-cash LIFO expense	1,318	1,974	3,445	6,414
Non-GAAP adjusted earnings before interest, taxes, depreciation and amortization	$32,028	$30,471	$95,612	$92,563